EXHIBIT 99.1

Educational Development Corporation Announces Third Quarter Financial Results for Quarter Ended November 30, 2016

TULSA, Okla., Jan. 24, 2017 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today reported historic record net revenues for the third quarter ended November 30, 2016 (unaudited).

EDC will host its first Quarterly Investor Call via a live Q&A webcast on Friday, January 27, 2017, at 2 PM CT (3 PM ET). Phone lines for participants will be available at (844) 395-9253.  The conference passcode is 49360015. The weblink to the call is http://edge.media-server.com/m/p/ipvw53tp.

The link to the webcast, including replays will be available following the event at www.edcpub.com/investors.aspx.

Randall White, CEO of Educational Development Corporation, announced that the Company surpassed our previous net revenues milestone with $30.7 million for the quarter ended November 30, 2016, compared to $24.4 million for the same quarter last year.

The sales increase was primarily generated by the home business division, Usborne Books & More (UBAM) with an increase of 27% over the same quarter last year. UBAM continues to attract new sales associates, which now total just fewer than 28,000, compared to 17,200 at the end of November 2015.

The Company's net revenues of $79.4 million for year-to-date Fiscal Year 2017, are a marked increase over year-to-date Fiscal Year 2016 of $46.7 million.  The Company is on pace for net revenues of over $110 million for the fiscal year ending February 28, 2017.

The sales growth continued as the Company posted net revenue in December of $14.2 million, the largest monthly net revenue in our history which compares to $7.8 million the previous December.

As exciting as the inordinate demand for our products has been, the explosive growth over the past two years inevitably led to challenges, including issues with our shipping and distribution process that gave rise to a significant order backlog at the end of the quarter.  This led to a reduction in our service level to our Sales Consultants and their customers as well as our retail distribution outlets.

Throughout the current fiscal year, the Company installed multiple new software and distribution systems with individual functionalities that integrate to create a customized, state-of-the-art process.  These systems include new warehouse management software, an order fulfillment system, a new software platform for UBAM, and a software package for financial and accounting functions.  While launching each of these systems in a relatively close timeframe was necessary to accommodate our growth, a number of complications ensued.

The integration of this combination of systems was hampered by steep learning curves and complicated customizations.  This was particularly true of our new software platform for UBAM, which management continues to work with the vendor to have the system fully functional to meet the intended needs of our direct-sales program.  Additionally, reporting from these new systems was more complicated than expected and resulted in a filing extension being required.

The extraordinary growth resulted in the Company increasing its inventory levels to $34.5 million on November 30, 2016, from $17.6 million on November 30, 2015.  The current payments owed to our suppliers contributed to our violation of a covenant with our bank, requiring the reclassification of our building loans to current maturities.  We expect to receive a waiver of this covenant by the end of January.

The Company is currently implementing efficiencies to the entire warehouse-fulfillment operation based on evaluations from world-renowned logistics and distribution companies and will continue to do so throughout Fiscal Year 2018.

This information may contain forward looking statements.  Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS
	Three Months Ended November 30,		Nine Months Ended November 30,
	2016	2015	2016	2015

NET REVENUES	$30,697,600	$24,424,200	$79,374,800	$46,668,800
EARNINGS BEFORE INCOME TAXES	2,040,100	2,033,100	3,565,400	3,603,800
INCOME TAXES	765,900	774,600	1,352,500	1,376,300
NET EARNINGS	$1,274,200	$1,258,500	$2,212,900	$2,227,500

BASIC AND DILUTED EARNINGS
PER SHARE:
Basic	$0.31	$0.31	$0.54	$0.55
Diluted	$0.31	$0.31	$0.54	$0.55

WEIGHTED AVERAGE NUMBER OF
COMMON AND EQUIVALENT SHARES
OUTSTANDING:
Basic	4,079,916	4,055,756	4,074,355	4,044,622
Diluted	4,084,863	4,060,293	4,079,833	4,046,192

About Educational Development Corporation
EDC is a publishing company specializing in books for children. EDC is the sole American distributor of the UK-based Usborne Books and owns Kane Miller Books, specializing in children’s literature from around the world. EDC’s current catalog contains over 1,800 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 5,000 retail outlets and by just under 26,000 direct sales consultants nationally.  Our fiscal years end February 28th.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522